UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MICROSEMI CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INFORMATION TO BE INCLUDED IN THE REPORT

As previously disclosed, on March 1, 2018, Microsemi Corporation, a Delaware corporation (the “Company”), Microchip Technology Incorporated, a Delaware corporation (“Microchip”) and Maple Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Microchip (“Merger Subsidiary”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Microchip. On April 19, 2018, the Company filed a definitive proxy statement (the “Proxy Statement”) in connection with the vote of its stockholders to consider and approve the Merger Agreement.

As previously disclosed, on April 20, 2018, stockholder Michael Rubin filed a putative class action complaint in the United States District Court for the Central District of California, Rubin v. Microsemi et al, Case No. 8:18-cv-00653. On April 24, 2018, stockholder Robert Johnson filed a separate putative class action complaint in the United States District Court for the Central District of California, Johnson v. Microsemi et al, Case No. 8:18-cv-00698. On April 26, 2018, stockholder Jordan Rosenblatt filed a separate putative class action complaint in the United States District Court for the Central District of California, Rosenblatt v. Microsemi et al, Case No. 8:18-cv-00724. Each of the complaints alleges violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 in connection with the Proxy Statement, seeks to enjoin the vote on and closing of the Merger and seeks rescission, damages, and attorneys’ and experts’ fees and costs. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future.

While it is too early to predict the outcome of this litigation, the Company believes that the claims asserted in the Rubin, Johnson and Rosenblatt complaints are without merit and no supplemental disclosure is required under applicable law. However, in order to avoid the risk of adverse effect or delay in connection with the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company determined to further voluntarily supplement the Proxy Statement through this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Rubin, Johnson and Rosenblatt complaints that any additional disclosure was or is required.

The disclosure in the Proxy Statement under the heading “The Merger – Background of the Merger” is hereby amended and supplemented by replacing the third paragraph on page 36 of the Proxy Statement with the following paragraph:

Over the next few days, management communicated to Microchip that the Board supported the Retention Arrangements and its reasons for doing so. On February 15, 2018, Mr. Sanghi sent a letter to Mr. Peterson objecting to certain aspects of the Retention Arrangements and proposing certain alternatives. Over the next few days, Mr. Sanghi and Mr. Peterson continued to discuss the Retention Arrangements and representatives of J.P. Morgan and a member of the Board discussed the Retention Arrangements. On February 20, 2018, Mr. Sanghi sent a letter to Mr. Peterson in which he continued to object to certain aspects of the Retention Arrangements and proposed certain alternatives, including reducing the merger consideration if Microsemi determined to implement the Retention Arrangements. At no time during the negotiation of Merger Agreement did any executive officer of Microsemi have any discussions or negotiations with Microchip regarding post-closing employment arrangements with the combined company.

The disclosure in the Proxy Statement under the heading “The Merger – Certain Company Forecasts” is hereby amended and supplemented by replacing the fourth paragraph of that section with the following paragraph:

The management projections have been prepared by, and are the responsibility of, Microsemi’s management for internal use by Microsemi and Qatalyst Partners, and approved by the Board, and were (i) provided to Qatalyst Partners for use in the financial analyses undertaken by Qatalyst Partners in connection with rendering its opinion to the Board, (ii) not prepared for purposes of public disclosure, and (iii) not prepared on a basis designed to comply with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC (including those regarding forward-looking statements and the use of non-GAAP measures) or GAAP. PricewaterhouseCoopers LLP, Microsemi’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the management projections contained in this proxy statement and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Microsemi’s previously issued financial statements. It does not extend to management projections and should not be read to do so. Further, the management projections include non-GAAP financial measures. No reconciliation of such non-GAAP financial measures with comparable GAAP financial measures was prepared in connection with the preparation of the management projections due to the difficulty of forecasting the timing or amount of certain items that have been excluded from such non-GAAP financial measures, and a reconciliation to the comparable GAAP financial measures has not been provided because certain factors that are materially significant to Microsemi's ability to estimate the excluded items are not accessible or estimable on a forward-looking basis without unreasonable effort. Non-GAAP financial measures are not prepared in accordance with GAAP and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The disclosure in the Proxy Statement under the heading “The Merger – Certain Company Forecasts” is hereby amended and supplemented by replacing the last table in that section and the introductory language related to that table with the following disclosure:

The following is a summary of the projected unlevered free cash flow, which is derived from the January 2018 management projections summarized in the table above:

		Fiscal Year(3)
(in millions, except per share amounts)	Q2-Q4’ FY2018(4)	FY2019	FY2020	FY2021	FY2022	FY2023
Non-GAAP Operating Income	$496	$746	$834	$926	$1,011	$1,085
Less Cash Taxes	(22)	(24)	(20)	(51)	(99)	(152)
Less Capital Expenditures	(55)	(68)	(69)	(71)	(72)	(72)
Plus Depreciation	39	57	61	65	69	72
Less Investment in Working Capital(1)	6	(90)	(93)	(70)	(56)	(22)
Unlevered Free Cash Flow(2)	$465	$622	$713	$799	$852	$911

(1)	“Investment in Working Capital” is a non-GAAP financial measure calculated as the net change in current assets less current liabilities over the period, excluding any cash and cash equivalents, current debt balances, tax-related assets or liabilities, and any impact to assets or liabilities from acquisitions or divestitures.

(2)	“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income (as shown in the table above) and subtracting cash taxes paid, capital expenditures and investment in working capital and then adding back depreciation expense.

(3)	Microsemi’s fiscal year end is the Sunday nearest September 30 (e.g., fiscal year 2018 will end on September 30, 2018).

(4)	Unlevered Free Cash Flow for the Q2-Q4’FY2018 period is based on the three fiscal quarters ending on September 30, 2018.

The disclosure in the Proxy Statement under the heading “The Merger – Opinion of Financial Advisor – Discounted Cash Flow Analysis” is hereby amended and supplemented by replacing the last two bullet points in that section with the following bullet point:

•	dividing the resulting amount by the sum of (A) number of diluted shares of Microsemi common stock outstanding (calculated using the treasury stock method), taking into account outstanding PSUs (based on the midpoint between target and maximum allowable for each of the applicable performance periods), stock options, RSUs, stock appreciation rights and shares of Microsemi common stock held in treasury in connection with the potential exchange or retraction (i.e. redemption at the option of the holder of the Special Shares), as of February 27, 2018, as provided by Microsemi’s management (such number of diluted shares, Microsemi’s “Diluted Share Count”) plus (B) the product of the Diluted Share Count multiplied by a dilution factor of approximately 9.7%, as projected by Microsemi’s management, to reflect the dilution to the Microsemi stockholders over the projection period due to the effect of future issuances by Microsemi of equity awards.

Additional Information and Where to Find It

In connection with the proposed acquisition, the Company has filed a proxy statement and other related documents with the SEC.  INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and stockholders may obtain a free copy of these documents and other documents filed by the Company at the SEC's web site at www.sec.gov and at the Investor section of the Company’s website at https://investor.microsemi.com/.

Participants in the Solicitation

The Company, Microchip and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Information regarding certain interests of these directors and executive officers in the transaction that are different from the interests of the Company’s stockholders generally is included in the definitive proxy statement described above. Additional information regarding the directors and executive officers of the Company is also included in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on December 20, 2017. Additional information regarding the directors and executive officers of Microchip is also included in Microchip’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on July 13, 2017. These documents are available free of charge at the SEC’s web site at www.sec.gov.

Forward Looking Statements

This filing contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, those relating to projected financial measures and the anticipated closing of the Merger. These forward-looking statements are subject to a number of business, economic, legal and other risks and uncertainties that are inherently difficult to predict, including, but not limited to; general economic, political or industry conditions, especially in the semi-conductor industry; inability to develop new technologies and products to satisfy changes in customer demand or the development by our competitors of products that decrease the demand for the Company's products; unfavorable or declining conditions in end markets; inability of the Company’s compound semiconductor products to compete successfully with silicon-based products; production delays related to new compound semiconductors; variability of the Company’s manufacturing yields; potential effects of system outages or data security breaches; inability by the Company difficulties foreseeing future demand; rises in inventory levels and inventory obsolescence; environmental or other regulatory matters or litigation, or any matters involving contingent liabilities or other claims; the possibility that the Company may be unable to obtain the required stockholder approval or antitrust regulatory approvals with respect to the Merger or that other conditions to closing the Merger may not be satisfied, such that the closing of the Merger may be delayed or not occur at all; the reaction of customers, suppliers, distributors and other business relationships of the Company to the Merger; the transactions contemplated by the Merger Agreement may involve unexpected costs, liabilities or delays; risks that the pendency of the Merger disrupts current plans and operations of the Company; the amount of the costs, fees, expenses and charges related to the Merger Agreement; the outcome of any currently pending or future legal proceedings involving the Company, Microchip or the Merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement. For an additional discussion of these and other risk factors, please refer to the documents that the Company files with the SEC, including those on Forms 10-K, 10-Q and 8-K. All forward-looking statements speak only as of the date of this written communication or, in the case of any document incorporated by reference, the date of that document. The Company is under no duty to update any of the forward-looking statements after the date of this filing to conform to actual results or otherwise.